Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
August 10, 2010	Gary Chapman	Kurt Ogden
The Woodlands, TX	(281) 719-4324	(801) 584-5959
NYSE: HUN

HUNTSMAN ANNOUNCES APPOINTMENT OF NEW BOARD MEMBER

The Woodlands, TX — Huntsman Corporation (NYSE: HUN) today announced the appointment of Sir Robert Margetts as a new director to its Board of Directors effective August 4, 2010.

Sir Robert, age 63, has served as Chairman — Europe of Huntsman Corporation since 2000, a position from which he resigned in connection with his appointment as a director.  He also currently serves as Chairman of Ensus Limited, the Energy Technologies Institute, and Ordnance Survey, and Non-Executive Director of Wellstream Holdings PLC and Falck Renewables PLC.  He was previously Chairman of Legal & General Group PLC and BOC Group PLC.  Sir Robert worked for ICI in various levels of increasing responsibility since 1969, where he ultimately served as the Vice Chairman of its Main Board until 2000.

Commenting on the appointment, Jon M. Huntsman, Executive Chairman of the Board of Directors of Huntsman Corporation, said, “Sir Rob brings a tremendous amount of leadership and knowledge to our Board.  His extensive background within the chemical industry and experience leading world-class businesses will help further strengthen our board.  We are pleased to welcome Sir Rob to our Board of Directors and look forward to working with him.”

The Huntsman Board now comprises ten directors, seven of whom are independent directors.

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals. Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman has approximately 11,000 employees and operates from multiple locations worldwide. The Company had 2009 revenues of approximately $8 billion. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.